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                                                                   EXHIBIT 23.3


                    Consent of Independent Public Accountants

We consent to the incorporation by reference in the registration statements (Nos. 333-43432, 333-43430, 333-27449 and 333-43434) on Form S-8 and (No.
33-84766) on Form S-3 of Inland Resources Inc. of our report dated November 14, 2002, except as to note 16, which is as of February 3, 2003, with respect to the consolidated balance sheet of Inland Resources Inc. as of December 31, 2001, and the related consolidated statements of operations, stockholders' deficit and cash flows for the year ended December 31, 2001 which report appears in the December 31, 2001, annual report on Form 10-K/A of Inland Resources Inc.

Our report dated November 14, 2002, except as to note 16, which is as of February 3, 2003, contains an explanatory paragraph that states that the Company has suffered losses, has a net capital deficiency, and has defaulted on its senior indebtedness subsequent to year-end, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                                        KPMG LLP


Denver, Colorado
February 3, 2003